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                                                                    EXHIBIT 12.1

                              COMPUTATION OF RATIOS

The ratio of earnings to fixed charges for the periods indicated below were as follows:

                                              53 WEEKS     52 WEEKS    52 WEEKS    52 WEEKS     52 WEEKS
                                                ENDED       ENDED        ENDED       ENDED       ENDED
                                              ----------------------------------------------------------
                                               JULY 3,     JUNE 28,    JUNE 29,    JUNE 30,     JULY 1,
                                                2004         2003        2002        2001         2000
                                                ----         ----        ----        ----         ----
Ratio of earnings to fixed charges                 --           --           --          --          --

Deficiency in the coverage of fixed charges    $8,847      $15,702      $80,009     $11,985     $16,539
by earnings (in thousands of dollars)

For purposes of calculating the above ratios, earnings are defined as income before income taxes and extraordinary items, plus fixed charges. Fixed charges consists of interest expense on all indebtedness, amortization of deferred financing costs, and one-third of rental expense on operating leases representing that portion of rental expense deemed by the Company to be attributable to interest. The ratio of earnings to fixed charges equals earnings divided by fixed charges.